Exhibit 99.1

LINKTORY INC.

MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY HELD ON

APRIL 2, 2021 AT BULEVARDI DESHMORET E KOMBIT, TWIN TOWER

TIRANA, ALBANIA 1001

Present: Granit Gjoni

Granit Gjoni took the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES

WHEREAS a sole subscriber has agreed to subscribe for the shares of common stock in the capital of the Company in exchange for his efforts in providing services to Linktory Inc., such as incorporation, organizational services and preparation of corporate documents;

UPON MOTION, IT WAS RESOLVED that 3,500,000 shares of common stock in the capital of the Company have been subscribed to Granit Gjoni in exchange for the provision of his services to the Company and should now be considered as issued and fully paid and non-assessable to the subscriber.

Name of Subscriber	Number of Shares
Granit Gjoni	3,500,000

TERMINATION OF MEETING

UPON MOTION, IT WAS RESOLVED that the Meeting terminate.

/s/Granit Gjoni
Granit Gjoni, Recording Secretary